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                                SERVICE AGREEMENT


This Service Agreement, dated as of ______________, 1998, is made by and between The Ohio National Life Insurance Company (the "Depositor") acting on behalf of and as depositor for the Dow Target 10 Trust and each Series thereof, registered unit investment trusts (the "Trust"), and First Trust Advisors, L.P. (the "Provider").

WHEREAS, the Depositor has established the Trust as an optional funding vehicle for certain variable annuity and variable life insurance contracts issued and distributed by the Depositor and its affiliates;

WHEREAS, the Provider has demonstrated expertise in establishing and providing services to other trusts and managed separate accounts having investment strategies similar to that of the Trust;

WHEREAS, the Provider has entered into a License Agreement with Dow Jones & Company, Inc. ("Dow") granting the Provider certain limited exclusive rights with respect to Dow's copyright, trademark and proprietary rights and trade secrets;

WHEREAS, the Provider, the Depositor and Dow have entered into a Sublicense Agreement granting the Depositor a sublicense allowing the Depositor and the Trust to use the Provider's rights with respect to Dow's copyright, trademark and proprietary rights and trade secrets in connection with the Depositor's offering, issuing and sale of interests in the Trust and the related variable annuity and variable life insurance contracts issued and distributed by the Depositor and its affiliates, and

WHEREAS, the Depositor has established the Trust pursuant to a Trust and Custody Agreement with Star Bank, N.A. (the "Trustee"),

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.       Identification of Trust Investments

The Provider shall, as of the close of the New York Stock Exchange on the last business day of each calendar month (the "Stock Selection Date"), determine and identify from among the thirty companies in the Dow Jones Industrial Average those ten companies having the highest dividend yields as of that point in time. The Provider shall thereupon, by no later than twelve o'clock noon, Eastern time, the next following business day, identify those ten companies to the Depositor and to the Trustee. Such identification shall be in writing transmitted by facsimile or by other electronic means agreed upon by the parties.


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2.       Compensation of Provider

As compensation for its services rendered under this Agreement, and in consideration of the rights and privileges granted the Depositor and the Trust under the Sublicense Agreement, and for other services rendered to the Trust and the Depositor by the Provider, the Provider shall receive compensation at the annual rate of 0.35% of the average daily total value of the Trust's assets. This compensation shall be paid to the Provider on a monthly basis within ten days after the end of each calendar month. The compensation shall be paid by the Depositor or, at the Depositor's direction, it may be paid directly by the Trustee from the Trust's income and assets.

3.       Duration and Termination

This Agreement shall take effect on the later of the date first above written or the date on which the first registration statement for the Trust shall be rendered effective by the United States Securities and Exchange Commission.

This Agreement shall remain in effect until terminated by either the Depositor or the Provider. The Agreement may be terminated by either the Depositor or the Provider at any time, without payment of any penalty, but not until after the other party has received at least ninety days' written notice from the terminating party.

This Agreement shall terminate automatically in the event of the termination and complete liquidation of the Trust including every series thereof.

4.       Notices

Any notice given hereunder shall be in writing and shall be sent by facsimile or by other electronic means agreed upon by the parties. Any notice related to termination or amendment of the Agreement shall also be sent by registered mail or by courier to the last known address of the recipient.

5.       Governing Law

This Agreement shall be governed by and subject to the requirements of the laws of the State of Ohio without reference to the choice of law provisions thereof.


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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                          THE OHIO NATIONAL LIFE INSURANCE COMPANY
                          (The Depositor)



                          By:
                              --------------------------------------
                                      [Name and Title]


                          FIRST TRUST ADVISORS, L.P.
                          (The Provider)



                          By:
                              --------------------------------------
                                       [Name and Title]






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